FIRST HORIZON ASSET SECURITIES INC.
                       MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 2004-FA2

                                 TERMS AGREEMENT
                           (to Underwriting Agreement,
                              dated August 26, 2002
                    between the Company and the Underwriter)


First Horizon Asset Securities Inc.                        November 24, 2004
4000 Horizon Way
Irving, Texas 75063

      Lehman Brothers Inc. (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase such Classes of Series 2004-FA2 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2004-FA2 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-110100). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

Section 1. The Mortgage Pool: The Series 2004-FA2 Certificates shall evidence the entire beneficial ownership interest in three pools (the "Mortgage Pools") of conventional, fixed rate, fully amortizing, one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of November 1, 2004 (the "Cut-off Date"):

            (a) Aggregate Principal Amount of the Mortgage Pool: Approximately $282,011,841 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, principal balance to be determined by the Company.

            (b) Original Terms to Maturity: The original term to maturity of each Mortgage Loan included in Mortgage Pool I shall be 360 months. The original term to maturity of each Mortgage Loan in Mortgage Pool II shall be between 120 and 180 months. The original term to maturity of each Mortgage Loan in Mortgage Pool III shall be 360 months.

      Section 2. The Certificates: The Offered Certificates shall be issued as follows:

            (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

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

                 Principal              Interest         Class Purchase
Class             Balance                 Rate          Price Percentage
-----             -------                 ----          ----------------
I-A-1          $173,703,000               6.000%      102.890625000%
I-A-R                   100               6.000%      102.890625000%
II-A-1           20,709,000               5.000%      101.296875000%
III-A-1          64,603,000               6.000%      102.890625000%
B-1               6,628,000          Variable(2)      101.750000000%
B-2               2,820,000          Variable(2)      100.250000000%
B-3               1,692,000          Variable(2)       95.250000000%

      (1) The pass-through rates on the Class B-1, Class B-2 and Class B-3 Certificates are variable and will be calculated as described in the prospectus supplement.


            (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

      Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the per annum initial interest rate applicable thereto from and including the Cut-off Date up to, but not including, November 30, 2004 (the "Closing Date").

      Section 4. Required Ratings: The Class I-AI, Class I-A-PO, Class I-A-R, Class II-A-PO and Class III-A-PO Certificates shall have received Required Ratings of at least "AAA" from Standard & Poors Ratings Service, a division of The McGraw-Hill Companies, Inc. ("S&P") and Fitch Ratings. The Class B-1, Class B-2 and Class B-3 Certificates shall have received Required Ratings of at least "AA," "A" and "BBB," respectively, from S&P.

      Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

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

      If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                                            Very truly yours,

                                            LEHMAN BROTHERS INC.



                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:


The foregoing Agreement is hereby confirmed and accepted as of the date first above written.


FIRST HORIZON ASSET SECURITIES INC.


By:
   --------------------------------
   Name:  Wade Walker
   Title: Senior Vice President



FIRST HORIZON HOME LOAN CORPORATION


By:
   --------------------------------
   Name:  Wade Walker
   Title: Senior Vice President


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